Exhibit 99.1

Forest Oil Announces First Quarter 2011 Results Including the Expansion of Eagle Ford Shale Activity Resulting from Successful Well Results

First Quarter 2011 Net Sales Volumes of 425 MMcfe/d; 6% Organic Growth from First Quarter 2010, Pro Forma for 2010 Divestitures

First Quarter 2011 Liquids Net Sales Volumes of 16,500 Bbls/d; 9% Organic Growth from First Quarter 2010, Pro Forma for 2010 Divestitures

Four Successful Horizontal Eagle Ford Shale Wells with Average 24-hour Initial Production Rates of 733 Bbls/d; Increased Acreage Position in the Play to 118,000 Gross and 109,000 Net Acres; Planning to Add Third Rig in July of 2011

Added 82,000 Net Acres in New Oil-Rich Prospects in the United States

DENVER--(BUSINESS WIRE)--May 2, 2011--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the first quarter of 2011.

The Company reported the following highlights for the three months ended March 31, 2011:

  Net sales volumes of 425 MMcfe/d organically increased 6% from the first quarter of 2010, pro forma for 2010 divestitures
  Liquids net sales volumes of 16,500 Bbls/d organically increased 9% from the first quarter of 2010, pro forma for 2010 divestitures
  Adjusted net earnings of $22 million decreased 54% from the corresponding 2010 period primarily due to lower average realized prices
  Adjusted EBITDA of $149 million decreased 13% from the corresponding 2010 period primarily due to lower average realized prices
  Adjusted discretionary cash flow of $113 million decreased 15% from the corresponding 2010 period primarily due to lower average realized prices

H. Craig Clark, President and CEO, stated, “The overall results from the first quarter of 2011 were as projected, taking into consideration the movement of rigs in the Texas Panhandle and downtime due to winter weather. We continue to utilize our asset portfolio approach, focusing on the highest margin projects. Our efforts to expand our liquids production, in order to maximize margin, are demonstrated in our liquids growth from this time last year. We intend to continue this approach with our capital being applied to the development of the Granite Wash, Eagle Ford Shale, Peace River Arch and new oil-rich opportunities where we have added 82,000 acres during the first quarter.

“Operationally, we are excited about our first four wells in the Eagle Ford Shale that achieved average 24-hour initial production rates of 733 Bbls/d. These results further our confidence in the play and have led us to increase our acreage position and expand our rig count to three rigs in July. We will consider adding even more rigs to the play as we review further results in the coming months.

“During the quarter, we completed nine wells in the Granite Wash that had 24-hour average liquids production rates over 1,100 Bbls/d with total 24-hour average equivalent production of 12 MMcfe/d. The Texas Panhandle, as we have discussed, provides a multitude of pay opportunities with natural gas, natural gas liquids, and oil drilling opportunities. With the price of oil continuing to climb, we intend to focus our efforts on the most oil-rich drilling opportunities, contained both within known areas and offset areas where industry activity has demonstrated highly successful oil well completions.

“Our portfolio approach in designing our asset base allows us the ability to allocate capital to the highest returns based on current market conditions. With our acreage in the Granite Wash, Eagle Ford Shale, Peace River Arch and other oil-rich areas, we believe we are in a position to grow oil production in 2011 and beyond.”

FIRST QUARTER 2011 RESULTS

For the three months ended March 31, 2011, Forest reported a net loss of $3 million or $0.03 per diluted share. This compares to Forest’s net earnings of $109 million or $0.97 per diluted share in the corresponding 2010 period. Net earnings for the three months ended March 31, 2011, were affected by the following items:

  The non-cash effect of net unrealized losses on derivative instruments totaling $50 million ($32 million net of tax)
  The non-cash effect of unrealized foreign currency exchange gains totaling $8 million ($7 million net of tax)

Without the effects of these items, Forest’s adjusted net earnings for the three months ended March 31, 2011, were $22 million or $0.19 per diluted share. These are decreases of 54% and 55% compared to Forest’s adjusted net earnings of $47 million and $0.42 per diluted share in the corresponding 2010 period, respectively. Forest’s adjusted EBITDA for the three months ended March 31, 2011, decreased 13% to $149 million, compared to $171 million in the corresponding 2010 period. Forest’s adjusted discretionary cash flow for the three months ended March 31, 2011, decreased 15% to $113 million, compared to $133 million in the corresponding 2010 period.

The decrease in net earnings, EBITDA, and discretionary cash flow, each as adjusted, was primarily due to lower average natural gas prices, partially offset by higher oil and natural gas liquids prices and higher absolute net sales volumes for the three months ended March 31, 2011, compared to the corresponding 2010 period.

Net Sales Volumes, Average Realized Prices, and Revenues

Forest’s average net sales volumes for the three months ended March 31, 2011, organically increased 6% to 425 MMcfe/d, compared to the corresponding 2010 period, pro forma for 2010 divestitures.

Forest’s average oil and natural gas liquids (NGLs) net sales volumes for the three months ended March 31, 2011, organically increased 9% to 16,500 Bbls/d, compared to the corresponding 2010 period, pro forma for 2010 divestitures.

	Three Months Ended March 31, 2011
	Gas	Oil	NGLs	Total
Net Sales Volumes	(MMcf/d)	(MBbls/d)	(MBbls/d)	(MMcfe/d)

United States	254.1	5.7	8.9	341.7
Canada	72.1	1.7	0.2	83.7
Total	326.2	7.4	9.1	425.3

	Gas	Oil	NGLs	Total
Average Realized Prices	Gas ($/Mcf)	Oil ($/Bbl)	NGLs ($/Bbl)	($/Mcfe)

United States	$3.79	$91.44	$40.67	$5.41
Canada	3.49	80.71	59.40	4.82
Average realized prices not including realized derivative gains and losses	3.73	88.97	41.13	5.29

Realized gains (losses) on NYMEX derivatives	0.61	(3.62)	(6.06)	0.28
Average realized prices including realized derivative gains and losses	$4.34	$85.35	$35.06	$5.57

Revenues (in thousands)	Gas	Oil	NGLs	Total

United States	$86,762	$47,094	$32,454	$166,310
Canada	22,643	12,430	1,188	36,261
Revenues not including realized derivative gains and losses	109,405	59,524	33,642	202,571

Realized gains (losses) on NYMEX derivatives	17,952	(2,423)	(4,961)	10,568
Revenues including realized derivative gains and losses	$127,357	$57,101	$28,681	$213,139

Total Cash Costs

Forest’s total cash costs for the three months ended March 31, 2011, increased 5% to $103 million, compared to $98 million in the corresponding 2010 period. Total cash costs per-unit for the three months ended March 31, 2011 increased 3% to $2.69 per Mcfe, compared to $2.61 per Mcfe in the corresponding 2010 period. The increase in total cash costs was primarily the result of an increase in lease operating expenses due to winter-weather related costs and an increase in water disposal and compression costs.

The following table details the components of total cash costs for the three months ended March 31, 2011, and 2010:

	Three Months Ended March 31,
	2011	Per Mcfe	2010	Per Mcfe
	(In thousands, except per-unit amounts)

Production expense	$ 51,342	$ 1.34	$ 45,389	$ 1.21
General and administrative expense (excluding stock-based compensation of $5,185 and $5,077, respectively)	13,849	0.36	13,676	0.36
Interest expense	37,880	0.99	38,043	1.01
Current income tax expense	-	-	717	0.02
Total cash costs	$ 103,071	$ 2.69	$ 97,825	$ 2.61

_________________________

Total cash costs is a non-GAAP measure that is used by management to assess the Company’s cash operating performance. Forest defines total cash costs as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

Depreciation and Depletion Expense

Forest’s depreciation and depletion expense per-unit for the three months ended March 31, 2011, increased 27% to $1.76 per Mcfe, compared to $1.39 per Mcfe in the corresponding 2010 period. The increase is primarily due to ceiling test write-downs and the sale of Forest’s Permian Basin assets contributing to a reduced DD&A rate in the first quarter of 2010. As a result of finding and development costs in excess of the first quarter 2010 DD&A rate due to a liquids focused capital program, the depletion rate has increased.

Capital Expenditures

Forest’s total exploration and development expenditures for the three months ended March 31, 2011 were $208 million compared to $216 million in the corresponding 2010 period. The following table summarizes total capital expenditures incurred for the three months ended March 31, 2011 (in thousands):

	United States	Canada	International	Total
Exploration and development	$ 129,904	$ 77,190	$ 446	$ 207,540
Land and leasehold acquisitions	54,542	398	-	54,940
Total	184,446	77,588	446	262,480

Add:
ARO, capitalized interest, and capitalized equity compensation	5,332	355	71	5,758
Total capital expenditures	$ 189,778	$ 77,943	$ 517	$ 268,238

OPERATIONAL PROJECT UPDATE

Texas Panhandle – Granite Wash Play

Forest holds approximately 165,000 gross and 101,000 net acres in the Granite Wash play. The area provides for excellent horizontal drilling opportunities targeting multiple liquids-rich Granite Wash intervals as well as other multi-pay objectives. In the first quarter of 2011, Forest completed nine horizontal wells in the Granite Wash play that had average 24-hour initial production rates of 12 MMcfe/d, including a liquids component of approximately 55% of total equivalent production, or over 400 Bbls/d of condensate and over 700 Bbls/d of natural gas liquids. These results bring Forest’s average 24-hour initial production rates from its horizontal Granite Wash program to 22 MMcfe/d.

During the quarter, in addition to development efforts, Forest tested two more intervals, establishing a total of ten intervals as prospective for horizontal development. Forest’s exploration program will focus on oil development opportunities throughout the remainder of the year, including oil prospects in other counties within the play. Forest currently has six operated rigs running in the area.

Gonzales, Wilson, Lee, DeWitt Counties, Texas – Eagle Ford Shale Play

Forest holds approximately 118,000 gross and 109,000 net acres in the Eagle Ford Shale play as of March 31, 2011. Forest added approximately 4,000 gross and net acres in the first quarter of 2011. The acreage is concentrated in the oil-bearing section of the Eagle Ford and has yielded excellent results through the application of horizontal drilling and completion technologies.

Forest completed four Eagle Ford Shale oil wells in the first quarter that had average 24-hour initial production rates of 733 Bbls/d. The first operated well, in Wilson County, had a 24-hour initial production rate of 730 Bbls/d before the installation of artificial lift and 916 Bbls/d after the installation of a pumping unit. Two subsequent wells, drilled approximately 30 miles apart in Gonzales County, had 24-hour initial production rates of 709 Bbls/d and 661 Bbls/d, respectively, while flowing up casing. These wells are scheduled to be placed on artificial lift as needed. In addition, Forest has drilled two wells that are planned to be completed during May and has two wells currently drilling.

Forest’s initial non-operated well in the Eagle Ford Shale play, which had a 24-hour initial production rate as high as 830 Bbls/d (as previously reported), is currently producing 410 Bbls/d, after being on-line for 133 days, with total cumulative production of 50 MBbls.

With the success achieved in the field to date, Forest intends to move a third rig into the play and expects to commence drilling in July of 2011. Forest also is considering adding additional rigs to the play.

Canadian Peace River Arch – Evi Light Oil Play

Forest holds approximately 48,000 gross and 41,000 net acres in the Evi Light Oil play in north central Alberta, Canada. This area provides for a significant development opportunity for premium-priced light oil through shallow horizontal development drilling opportunities.

During the first quarter of 2011, Forest resumed operations in the Evi area with a three-rig development program, drilling a total of 17 short lateral length horizontal wells, utilizing new pad drilling techniques, and increasing the number of fracture stimulation stages from an average of six to ten stages. As of March 31, 2011, 11 of these wells were in various stages of completion. Seven of the 11 wells have achieved average maximum initial production rates of 300 Bbls/d while the remaining four wells are cleaning up after fracture stimulation. The six uncompleted wells are expected to be completed after the conclusion of spring break-up.

Canadian Deep Basin – Nikanassin Resource Play

Forest holds approximately 214,000 gross and 127,000 net acres in the Nikanassin Resource play. The area provides access to a minimum of ten different stacked-pay producing intervals, many of which can be completed with production commingled in a single well bore.

During the quarter, Forest completed four vertical wells that had average initial 24-hour production rates of 9 MMcfe/d. The results from these four wells bring Forest’s average 24-hour initial production rates from its Nikanassin Resource program to 11 MMcfe/d. Through production log information relative to the stacked-pay intervals, Forest has identified specific zones for which it initiated a horizontal drilling program to isolate completions in the most productive intervals. Forest’s first horizontal test had a 24-hour initial production rate of 6.4 MMcfe/d from a single interval. This first horizontal well was drilled with a 2,200 foot lateral and completed with 7 fracture stimulation stages. The well was not drilled to planned specifications of a 4,000 foot lateral and 12 fracture stimulation stages due to slower than expected drilling rates and operational time constraints. Forest intends to evaluate and monitor the horizontal well performance with plans to conduct additional horizontal operations in the second half of 2011.

NATURAL GAS, NATURAL GAS LIQUIDS, AND OIL DERIVATIVES

As of May 2, 2011, Forest had natural gas, natural gas liquids, and oil derivatives in place for the remainder of 2011 and for 2012 covering the aggregate average daily volumes and weighted average prices shown below. The NYMEX derivatives in place provide price protection on an estimated 45%, 34% and 36% of the midpoint of guided 2011 natural gas, natural gas liquids, and oil net sales volumes, respectively.

	Remainder 2011	2012
Natural gas swaps:
Contract volumes (Bbtu/d)	150.0	105.0
Weighted average price (per MMBtu)	$5.48	$5.30

Natural gas liquids swaps:
Contract volumes (MBbls/d)	5.0	2.0
Weighted average price (per Bbl)	$38.15	$45.22

Oil swaps:
Contract volumes (MBbls/d)	1.0	-
Weighted average price (per Bbl)	$85.00	$-

Oil collars:
Contract volumes (MBbls/d)	3.0	-
Weighted average ceiling price (per Bbl)	$90.20	$-
Weighted average floor price (per Bbl)	$75.00	$-

In connection with several natural gas derivatives detailed in the table above, Forest granted option instruments to counterparties in exchange for Forest receiving premium hedged prices on natural gas swaps. The table below sets forth the outstanding options as of May 2, 2011:

	2011	2012	2013
Natural gas swaptions:
Contract volumes (Bbtu/d)	-	50.0	-
Weighted average price (per MMBtu)	$-	$5.28	$-

Oil swaptions:
Contract volumes (MBbls/d)	-	3.0	2.0
Weighted average price (per Bbl)	$-	$90.00	$120.00

Oil call options:
Contract volumes (MBbls/d)	1.0	-	-
Weighted average price (per Bbl)	$90.00	$-	$-

Forest does not have any basis derivatives in place as of May 2, 2011.

2011 GUIDANCE

Forest previously announced its 2011 guidance in its press release dated January 20, 2011. Forest updated its guidance for net sales volumes and production expense for the first quarter and full year 2011 in its press release dated February 22, 2011. Forest's updated guidance remains subject to the cautionary statements and limitations contained in its January 20, 2011, press release under the caption "2011 Guidance," as well as those stated below under the caption "Forward-Looking Statements."

Forest's guidance set forth in its press releases dated January 20, 2011 and February 22, 2011 represents Forest's guidance for 2011 without consideration of the proposed initial public offering (IPO) and spin-off of Forest's Canadian operations through Forest's wholly-owned subsidiary, Lone Pine Resources Inc. (Lone Pine). The Company intends to revise its guidance following Lone Pine's IPO.

NON-GAAP FINANCIAL MEASURES

Adjusted Net Earnings

In addition to reporting net earnings (loss) as defined under generally accepted accounting principles (GAAP), Forest also presents adjusted net earnings, which is a non-GAAP performance measure. Adjusted net earnings consists of net earnings after adjustment for those items described in the table below. Adjusted net earnings does not represent, and should not be considered an alternative to GAAP measurements, such as net earnings (loss), (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Forest believes that the measure is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Forest’s management does not view adjusted net earnings in isolation and also uses other measurements, such as net earnings (loss) and revenues to measure operating performance. The following table provides a reconciliation of net earnings (loss), the most directly comparable GAAP measure, to adjusted net earnings for the periods presented (in thousands):

	Three Months Ended
	March 31,
	2011	2010

Net earnings (loss)	$(3,330)	$109,162
Unrealized losses (gains) on derivative instruments, net of tax	31,794	(53,194)
Unrealized foreign currency exchange gains, net of tax	(6,655)	(5,585)
Gain on debt extinguishment, net of tax	-	(2,924)
Adjusted net earnings	$21,809	$47,459

Earnings attributable to participating securities and other adjustments	(394)	(828)
Adjusted net earnings for diluted earnings per share	$21,415	$46,631

Weighted average number of diluted shares outstanding	112,120	111,002

Adjusted diluted earnings per diluted share	$0.19	$0.42

Adjusted EBITDA

In addition to reporting net earnings (loss) as defined under GAAP, Forest also presents net earnings before interest, income taxes, depreciation, depletion, and amortization (adjusted EBITDA), which is a non-GAAP performance measure. Adjusted EBITDA consists of net earnings after adjustment for those items described in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to GAAP measurements, such as net earnings (loss) (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Forest believes the measure is useful in evaluating its fundamental core operating performance. Forest also believes that adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Forest’s management uses adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Forest’s management does not view adjusted EBITDA in isolation and also uses other measurements, such as net earnings (loss) and revenues to measure operating performance. The following table provides a reconciliation of net earnings (loss), the most directly comparable GAAP measure, to adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended
	March 31,
	2011	2010

Net earnings (loss)	$(3,330)	$109,162
Income tax (benefit) expense	(1,717)	59,411
Unrealized losses (gains) on derivative instruments, net	49,784	(83,242)
Unrealized foreign currency exchange gains, net	(7,820)	(6,650)
Interest expense	37,880	38,043
Gain on debt extinguishment, net	-	(4,578)
Accretion of asset retirement obligations	1,724	1,839
Depreciation, depletion, and amortization	67,563	52,312
Stock-based compensation	4,486	4,654
Adjusted EBITDA	$148,570	$170,951

Adjusted Discretionary Cash Flow

In addition to reporting net cash provided by operating activities as defined under GAAP, Forest also presents adjusted discretionary cash flow, which is a non-GAAP liquidity measure. Adjusted discretionary cash flow consists of net cash provided by operating activities after adjustment for those items described in the table below. This measure does not represent, and should not be considered an alternative to GAAP measurements, such as net cash provided by operating activities (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. Forest’s management uses adjusted discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations before changes in working capital, which fluctuates due to the timing of collections of receivables and the settlements of liabilities. Forest’s management uses adjusted discretionary cash flow to manage its business, including in preparing its annual operating budget and financial projections. This measure does not represent the residual cash flow available for discretionary expenditures. The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to adjusted discretionary cash flow for the periods presented (in thousands):

	Three Months Ended
	March 31,
	2011	2010

Net cash provided by operating activities	$145,951	$65,678

Changes in working capital:
Accounts receivable	(25,823)	5,055
Other current assets	(1,191)	2,874
Accounts payable and accrued liabilities	3,664	66,493
Accrued interest and other current liabilities	(9,956)	(6,813)
Adjusted discretionary cash flow	$112,645	$133,287

Net Debt

In addition to reporting total debt as defined under GAAP, Forest also presents net debt, which is a non-GAAP debt measure. Net debt consists of the principal amount of debt adjusted for cash and cash equivalents at the end of the period. Forest’s management uses net debt to assess Forest’s indebtedness. The following table sets forth the components of net debt as of the dates presented (in thousands):

	March 31, 2011		December 31, 2010
	Principal	Book*	Principal	Book*
Credit facilities	$-	$-	$-	$-
8% Senior notes due 2011	285,000	286,563	285,000	287,092
7% Senior subordinated notes due 2013	12	12	12	12
8 1/2% Senior notes due 2014	600,000	583,226	600,000	581,790
7 1/4% Senior notes due 2019	1,000,000	1,000,463	1,000,000	1,000,478
Total debt	1,885,012	1,870,264	1,885,012	1,869,372

Less: cash and cash equivalents	163,308	163,308	218,145	218,145

Net debt	$1,721,704	$1,706,956	$1,666,867	$1,651,227

_________________________

* Book amounts include the principal amount of debt adjusted for unamortized gains on interest rate swap terminations of $0.6 million and $0.8 million at March 31, 2011, and December 31, 2010, respectively, and unamortized net discounts on the issuance of certain senior notes of $(15.3) million and $(16.4) million at March 31, 2011, and December 31, 2010, respectively.

TELECONFERENCE CALL

A conference call is scheduled for Tuesday, May 3, 2011, at 12:00 PM MT to discuss the release. You may access the call by dialing toll free 800.399.6298 (for U.S./Canada) and 706.634.0924 (for International) and request the Forest Oil teleconference (ID # 62342329). A Q&A period will follow.

A replay will be available from Tuesday, May 3, through May 17, 2011. You may access the replay by dialing toll free 800.642.1687 (for U.S./Canada) and 706.645.9291 (for International), conference ID # 62342329.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of oil and gas.

These risks relating to Forest include, but are not limited to, oil and natural gas price volatility, its access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on its business and financial condition, a lack of availability of, or increase in costs relating to, goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

A registration statement relating to Lone Pine Resources Inc.’s offering of shares of common stock has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations of offers to buy, or any sales of securities will only be made in accordance with the registration requirements of the Securities Act of 1933 or an exemption therefrom.

The offering of shares of common stock of Lone Pine Resources Inc. will be made only by means of a prospectus. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, when available, may be obtained from J.P. Morgan Securities LLC via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling (866) 803-9204.

*****

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$163,308	$218,145
Accounts receivable	110,747	135,730
Derivative instruments	49,219	60,182
Inventory	27,244	32,633
Other current assets	47,261	34,993
Total current assets	397,779	481,683

Net property and equipment	2,925,513	2,715,678

Deferred income taxes	280,652	284,021
Goodwill	257,292	256,842
Derivative instruments	9,608	8,244
Other assets	37,363	38,920
	$3,908,207	$3,785,388

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$313,988	$252,200
Accrued interest	34,691	23,630
Derivative instruments	71,889	36,413
Current portion of long-term debt	286,563	287,092
Asset retirement obligations	453	561
Deferred income taxes	-	6,911
Other current liabilities	21,024	22,567
Total current liabilities	728,608	629,374

Long-term debt	1,583,701	1,582,280
Asset retirement obligations	87,598	86,752
Derivative instruments	4,709	-
Deferred income taxes	61,037	57,560
Other liabilities	77,160	76,635
Total liabilities	2,542,813	2,432,601

Shareholders' equity:
Common stock	11,363	11,359
Capital surplus	2,691,987	2,684,269
Accumulated deficit	(1,428,235)	(1,424,905)
Accumulated other comprehensive income	90,279	82,064
Total shareholders' equity	1,365,394	1,352,787
	$3,908,207	$3,785,388

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,
	2011	2010
	(In thousands, except per share amounts)

Revenues:
Oil, gas, and NGL sales	$202,571	$221,729
Interest and other	564	136
Total revenues	203,135	221,865

Costs, expenses, and other:
Lease operating expenses	31,857	29,102
Production and property taxes	12,209	11,428
Transportation and processing costs	7,276	4,859
General and administrative (including stock-based compensation of $5,185 and $5,077, respectively)	19,034	18,753
Depreciation, depletion, and amortization	67,563	52,312
Interest expense	37,880	38,043
Realized and unrealized losses (gains) on derivative instruments, net	36,246	(93,211)
Other, net	(3,883)	(7,994)
Total costs, expenses, and other	208,182	53,292

Earnings (loss) before income taxes	(5,047)	168,573

Income tax expense (benefit):
Current	-	717
Deferred	(1,717)	58,694
Total income tax expense (benefit)	(1,717)	59,411

Net earnings (loss)	$(3,330)	$109,162

Weighted average number of common shares outstanding:
Basic	111,343	110,416
Diluted	111,343	111,002

Basic earnings (loss) per common share	$(0.03)	$0.97

Diluted earnings (loss) per common share	$(0.03)	$0.97

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)
Cash flows from operating activities:
Net earnings (loss)	$(3,330)	$109,162
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	67,563	52,312
Accretion of asset retirement obligations	1,724	1,839
Unrealized losses (gains) on derivative instruments, net	49,784	(83,242)
Unrealized foreign currency exchange gains, net	(7,820)	(6,650)
Deferred income tax	(1,717)	58,694
Stock-based compensation	4,486	4,654
Other, net	1,955	(3,482)

Changes in operating assets and liabilities:
Accounts receivable	25,823	(5,055)
Other current assets	1,191	(2,874)
Accounts payable and accrued liabilities	(3,664)	(66,493)
Accrued interest and other current liabilities	9,956	6,813
Net cash provided by operating activities	145,951	65,678

Cash flows from investing activities:
Capital expenditures	(228,235)	(193,338)
Proceeds from sales of assets	12,017	10,766
Net cash used by investing activities	(216,218)	(182,572)

Cash flows from financing activities:
Redemption of 7 3/4% senior notes	-	(151,938)
Change in bank overdrafts	14,932	13,003
Other, net	374	2,424
Net cash provided by (used in) financing activities	15,306	(136,511)

Effect of exchange rate changes on cash	124	(38)

Net decrease in cash and cash equivalents	(54,837)	(253,443)
Cash and cash equivalents at beginning of period	218,145	467,221
Cash and cash equivalents at end of period	$163,308	$213,778

CONTACT:
Forest Oil Corporation
Patrick J. Redmond, 303-812-1441
VP - Corporate Planning
and Investor Relations